Exhibit 99.2

NEWS RELEASE

US GOLD ADDED TO RUSSELL 3000!

For Immediate Release
Denver, Colorado (July 3, 2007) - US GOLD CORPORATION (AMEX: UXG - TSX: UXG) is pleased to announce that its common shares have been added to the Russell 3000 index.  The index is compiled annually by the Russell Investment Group and consists of the 3,000 largest U.S. companies by market capitalization.

The Russell Investment Group has been an investment management leader for 70 years with a focus on investment manager research and extensive knowledge of financial markets.  Their indexes are the most used benchmarks for institutional investors, with investment professionals responsible for over $3.8 trillion in assets using Russell indexes to guide their investments.  Inclusion in the Russell 3000 index raises US Gold’s visibility in the institutional investment community, a fundamental step in generating market liquidity.

“US Gold’s inclusion in the Russell 3000 is another important step towards our goal of becoming Nevada’s Premier Exploration Company!” stated Rob McEwen, Chairman and CEO.

About US Gold
US Gold Corporation is a United States based gold exploration company aggressively exploring Nevada’s Cortez Gold Trend! The Company has a large land position, a strong treasury and a very experienced and talented exploration team. US Gold’s shares trade on the American and Toronto Stock Exchanges under the symbol UXG.

Cautionary Statements
This press release contains certain “forward-looking statements.” Such forward-looking statements are often identified by words such as “intends”, “anticipates”, “believes”, “expects” and “hopes” and include, without limitation, statements regarding the Company’s plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, under the caption “Risk Factors” and in other reports filed with the SEC. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

For further information contact:

William F. Pass Vice President and Chief Financial Officer Tel: (303) 238-1438 Fax: (303 238-1724 bill@usgold.com 2201 Kipling Street, Suite 100 Lakewood, CO 80215	Ana E. Aguirre Manager, Investor Relations Tel: (647) 258-0395 Toll Free: (866) 441-0690 Fax: (647) 258-0408 info@usgold.com 99 George Street, 3rd Floor Toronto, ON M5A 2N4